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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of Earliest Event Reported): March 20, 2006
                                                         (March 14, 2006)

                            CRIMSON EXPLORATION INC.
               (Exact Name of Registrant as Specified in Charter)


           Delaware                        1-12108                 20-3037840
(State or Other Jurisdiction of    (Commission File Number)      (IRS Employer
        Incorporation)                                       Identification No.)


          480 N. Sam Houston Parkway E., Suite 300, Houston Texas 77060
                    (Address of Principal Executive Offices)

                                 (281) 820-1919
              (Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


[] Written communications pursuant to Rule 425 under the Securities Act
   (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))


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Item 1.01         Entry into a Material Definitive Agreement.

The Merger Agreement

         On March 14, 2006, Crimson Exploration, Inc. (the "Company"), Crimson Exploration Operating, Inc. ("Crimson"), a wholly owned subsidiary of the Company, Core Natural Resources, Inc. ("Core") and the stockholders of Core (collectively, the "Core Stockholders") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Core will be merged with and into Crimson, with Crimson continuing as the surviving entity as a wholly owned subsidiary of the Company (the "Merger"). The assets of Core consist primarily of two non-producing oil and gas mineral leases located in Culberson County, Texas.

         Pursuant to the Merger Agreement, each issued and outstanding share of common stock of Core will be converted into the right to receive (i) 5.39270725 shares of the common stock, par value $.001 per share, of the Company (the "Stock Consideration") and (ii) cash in an amount determined by dividing $706,123.25 by 600,000 (the "Cash Consideration," and, together with the Stock Consideration, the "Merger Consideration"). As of the date of the Merger Agreement, 600,000 shares of Core Common Stock were issued and outstanding. The Company will issue approximately 3,235,624 shares of common stock of the Company as the Stock Consideration. The Company will issue an additional 462,231 shares of common stock of the Company as consideration for the assignment of certain overriding royalty interests in oil and gas properties of Core by a stockholder of Core to Crimson. In addition, pursuant to the Merger Agreement, $2,045,258 of Core indebtedness will be paid off at the closing of the Merger. The Merger Consideration and amounts payable at the closing of the Merger may change as a result of the Company's due diligence review of Core and its properties, which is to be completed prior to closing.

         The Merger Agreement contains limited representations and warranties by Core and the Core Stockholders, which survive one year from the closing of the Merger. The Core Stockholders, on the one hand, and the Company, on the other, are required to indemnify the other parties to the Merger Agreement and affiliated parties for breaches of any of their respective representations, warranties, covenants, agreements or obligations under the Merger Agreement.

         Closing of the transaction is subject to certain closing conditions, including, among others: (i) the absence of any governmental action prohibiting consummation of the Merger; (ii) receipt of all applicable permits, authorizations, consents, or approvals required to consummate the Merger; (iii) assignment of certain overriding royalty interests in oil and gas properties of Core by a stockholder of Core to Crimson; (iv) neither the Company nor Core having suffered any material adverse effect; (v) performance of Crimson and Core their respective obligations required by the Merger Agreement; (vi) execution of a registration rights agreement between Crimson and the Core Stockholders, which grants the Core Stockholders certain piggy-back rights and such other rights with respect to the common stock of the Company received by the Core Stockholders; and (vii) completion of Crimson's due diligence review of Core and its properties. The Merger Agreement will terminate if the closing has not occurred on or before March 22, 2006. The Merger Agreement also contains certain termination rights for both Crimson and Core.

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Registration Rights Agreement

         In connection with the Merger Agreement, Crimson will enter into a Registration Rights Agreement with the Core Stockholders (the "Registration Rights Agreement"), which provides piggyback registration rights, subject to certain limitations, for any registered offering of the common stock of the Company other than pursuant to a Registration Statement on Form S-4 of S-8 (or similar or successor forms). Under the Registration Rights Agreement, the Company is also required to use its commercially reasonable efforts to enable the Core Stockholders to sell Registrable Securities (as defined in the Registration Rights Agreement) without registration under the Securities Act of 1933, as amended (the "Securities Act"), within the limitation of the exemptions provided by the Securities and Exchange Commission. The Registration Rights Agreement contains customary registration procedures and indemnification and contribution provisions.

Item 3.02         Unregistered Sales of Equity Securities

         In connection with the Merger Agreement described in Item 1.01 above, the Company will issue 3,697,852 shares of common stock in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act to the Core Stockholders, of which there are six. Of the shares that may be issued, 3,235,621 shares of common stock may be issued as the Stock Consideration for the Merger and 462,231 shares of common stock may be issued as a consideration for assignment of certain overriding royalty interests in oil and gas properties of Core by a stockholder of Core to Crimson.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CRIMSON EXPLORATION INC.

Date:    March 20, 2005              /s/ E. Joseph Grady
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                                     E. Joseph Grady
                                     Senior Vice President
                                          and Chief Financial Officer